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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: April 16, 2001
(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
(Exact name of registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation or organization)	000-13468 (Commission File No.)	91-1069248 (IRS Employer Identification Number)
1015 Third Avenue, 12th Floor, Seattle, Washington (Address of principal executive offices)	98104 (Zip Code)

(206) 674-3400
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure.

    The following information is included in this document as a result of Expeditors' policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on May 14, 2001.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

    Certain portions of this document including the answers to questions 1, 3, 4, 5, 7, 10, 11, 12, 14, 16, 17, 20, 21, 22, 23, and 24 contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors' services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, energy prices, political changes, or the unpredictable acts of competitors.

SELECTED INQUIRES RECEIVED THROUGH APRIL 15, 2001

1.  What affect does a global economic slowdown have on your business?

    If there were to be a global slowdown, most likely we would have to collectively work that much harder to continue to grow our network. The global economy is a fact, but too many entities try to convert this fact into an excuse for the limitations of their business model. Just once we would like to see a good earnings report that credited a booming economy when a collection of the unmotivated records an unusual profit.

    If we do manage to collectively talk ourselves into harder times, one of the positive points about our non asset based business model is that the largest component of our operating expense, direct transportation, would be purchased under the same economic conditions that your question assumes. This gives Expeditors a chance to manage our profitability that companies with assets and phantom assets (wet leases, dedicated scheduled charters, etc.) strapped to their business model don't have.

    We would hasten to add that a global economic slowdown would cover 1) an actual contraction and 2) a mere slowing in the "rate of growth" experienced in the recent past. Historically, our growth has not just been the kind that all boats experience in a rising tide and our "same store" figures demonstrate that we have not grown just by opening new offices. We grow organically and we think that there is still a lot of opportunity for Expeditors to grow our way in whatever "base economy" we experience.

2.  How long has Expeditors conducted business in the Peoples Republic of China (the "PRC")? When did Expeditors receive its "Class A" license to operate in the PRC?

    Our first offices in the PRC opened in 1994 as liaison offices of our Hong Kong subsidiary. Without the Class A license, this is all that any company in our industry can do legally. Liaison offices are just sales and customer service offices.

    We were granted our national Class A license in late 1995, however, activating this license on a regional basis throughout the PRC took the better part of another four years. Being granted the national Class A license and having the ability to actively use the Class A license are two different things. Any recipient of the national license must also register with the local government in each desired location. Regulatory requirements differ slightly from region to region, just like they do in the

United States. We were fortunate to have the patience and guidance of our experienced partner in working to obtain all of the required approvals.

    The benefit of having the Class A license is that by and large, we are able to operate in the PRC offering the same complement of services that we offer anywhere else. When we operated using liaison office status, we needed to have the assistance of a government-owned transportation intermediary.

    As we have commented previously, we feel that the strength of our joint venture partner is much more of a distinguishing attribute than the national Class A license. The Class A license is no guarantee that the holder can keep current with the governmental rules and regulations governing this industry in the PRC. Our partner is an important part of Beijing city government and is actively involved with the effort to bring the 2008 Olympiad to the PRC. Perhaps it is important at the present time to restate that we value the support and cooperation we have received from our joint venture partner. Together, we make a great team.

3.  How much of Expeditors' net revenue and operating income is derived from the PRC?

    At this stage, the direct net revenue and operating income from our offices in the PRC fall far well short of the SEC mandated disclosure threshold of 10%. Our efforts in the PRC are important, we think that they are strategic, but as of mid-April 2001 they are not yet gigantic within the context of our global network.

    For us, operations in the PRC are growing nicely and we believe that our team can be justifiably proud of what we have accomplished together.

4.  How would a change in the PRC's World Trade Organization ("WTO") and permanent normalized trade relations ("PNTR") status impact Expeditors, if at all?

    As you know, the PRC has not yet formally joined the WTO and we have done just fine. An action by the government of the US to revoke PNTR status would probably not be favorable to Expeditors from the China perspective.

    But let's step back and recognize that China is not creating the demand for the goods it produces for export. The consumer economies in North America and Europe are largely responsible for this demand. It is a fact that as of mid-April 2001, the economy of the PRC is much more biased towards exports than imports and this trend is particularly true in our China offices from Shanghai going south. Accordingly, the primary China contributions to Expeditors' operating results come from exports from the PRC to North America, other countries in Asia, and to Europe.

    The emergence of the PRC as a prime manufacturing center for consumer goods over the last decade or so has been caused by a shift in manufacturing plants from other areas of the globe. Were the trade status of this major portion of the world's total population to suddenly change (note this seems unlikely to us), the manufacturing base required to fulfill consumer demand would no doubt change as well. We are confident that Expeditors has the global reach and breadth to facilitate our customers' logistics requirements under such an unlikely scenario.

5.  Have you seen any direct reaction from shippers/carriers to the current difficulties between the U.S. and the PRC?

    It is not lost on us that there were an unusually large number of questions this month about the PRC and it does not require a doctorate in foreign relations to understand why. That is good, because we don't know anybody who has one. As we write this, the 24 U.S. military personnel are back in the United States and the plane remains on Hainan Island. To this point, we have answered these questions very politely. However, enough is enough.

    We feel compelled, in responding to this question, to point out what we know is a fundamental difference in how we cope with the world in which we operate and how our viewpoint is in no small measure differs from "The Street". The questioners in this forum tend to view things in terms of buying or selling and/or us vs. them. Frankly, the view is also very U.S. centric.

    We have not seen any direct reaction to the recent incident in the skies over the South China Sea. The transactions currently being executed in our network were in place long before this event happened. Since cool heads prevailed on all sides, two weeks is much too soon for this incident to make any sort of ripple in the pool of global commerce.

    The volatility on Wall Street and our 24 hour-a-day news culture is another story. In these arenas, a ripple can be instantly magnified into a series of tidal waves lacking perspective and rational explanation. The significant impact on us from all of this, if there actually was any, has come from these sources. While we may think it is misinformed, we take comfort in knowing that fluctuations in our stock price will not change the fundamental outlook for our business.

    Consider a race track and the difference between being a racehorse and the gambler who on her lunch hour casually considers placing a wager. If you are the horse, you're largely committed to running the race and this is true whether the track is wet or dry, fast or muddy, rain or shine. Like the racehorse, Expeditors is committed to running the race. For the punter who shows up to place a bet, the track condition is of some interest and no doubt can influence the choice of horse, but a non-compulsive gambler has yet another option as there is no requirement to lay out a wager at all.

    As an aside, we also believe that if horses could type, folks at race tracks would likely send them emails asking how they felt about the track condition and the coming race. The smart horse would likely peck out, "How should I know? After all, I'm only the horse."

    Returning to your question, we were very calm about the ultimate resolution of this situation. Given our commitment to global trade, we see these things from a rather unique vantage point. Even though we may be American (or Chinese, British, German, Spanish, Egyptian, and on and on for the 41 other countries in which we have offices), we have a common unifying thread which helps us clarify our thinking in these matters—it is our Expeditors culture.

    We understand the interdependencies that exist between the United States, the Peoples Republic of China, and all other countries involved in global trade. As Expeditors employees no matter which "side" we were on, we understood how much each country had to lose from any lack of constructive engagement. We know that people can resolve any issue when they know how to respect and work with individuals from other countries, languages and cultures. We know this because that is what we do every day.

    We also had confidence that the respective governments fully understood what was at stake. We felt confident that given the appropriate amount of time and effort towards mutual understanding, a solution would be crafted that would supersede political rhetoric and ideological differences that divide us in favor of the practical realities that unite us. There is no more practical reality in our book than global trade. Global trade is the only thing going where the sum of the whole is greater than the sum of the parts.

    We continue to be confident in the abilities of nations to recognize that their individual self interest is best served by working together to trade. We honestly believe that global trade is the best forum to promote global peace and prosperity. We also have confidence in Expeditors and in our people.

    Returning to the horse racing analogy, we are in this race. Let those on the sideline cheer if they will, detract if they must; we will run the race of global trade each and every day. No matter the conditions, you can be assured that we are running to win.

6.  In which instances is Expeditors on only one side of an airfreight or ocean freight transaction?

    In locations where business volumes cannot currently support a full fledged Expeditors office, we are represented by agents. These agents are independent entities and we do not have any sort of equity interest in them. These relationships are governed by an agency agreement which sets forth the obligations and responsibilities of each party. Agency agreements can generally be terminated by either party on sixty days notice.

    The economic consideration each party pays or receives is either 1) a net revenue profit split calculation or 2) a commission payment calculated on the top-line revenue plus a per house bill of lading "breakbulk fee" for each shipment handled. Generally speaking, we are on a profit split arrangement for ocean shipments. Air shipments remained mixed between a commission/breakbulk fee and profit share arrangements.

    As agents are separate legal entities, we do not put our computer systems into agent operations. As a result, an agent does not enjoy our technology in the same manner as our own offices. Currently, technological capability is shared with agents only to the extent necessary for our mutual customers to receive EDI messages and to have global trace and track visibility.

7.  When serving a client at both the origin and destination for an air/ocean move, what are the guidelines you use to allocate revenues to the respective origin/destination branches? Are there any exceptions?

    On ocean shipments, there is a net revenue profit split. In most cases this is a 50/50 split. In other cases we use a 60/40 split with the larger portion going to the office that controls the sale. On an airfreight shipment, most Expeditors destination offices receive a 5% commission on the airfreight gross revenue although we do also have some offices which operate on a 50/50 profit split basis.

    Gross revenue is recognized at the origin office as the associated airline cost is also booked and recognized. The destination profit share, or commission, is included as a component of the origin offices airfreight consolidation costs. The profit share/commission amount is recognized as revenue at destination when the shipment has arrived and the destination functions related to that shipment are complete and finalized.

    There are some exceptions, but these beasts are not encouraged and are very few in number. Exceptions are usually done as a means to an end with the end being some kind of uniformity, but there are exceptions to this.

    A major issue in this industry is the integrity of the interoffice profit split calculations and the timeliness of the inter-company collection process. Operating on one system worldwide, which many may claim, but few can master, makes these industry issues virtually non-existent in our system.

8.  When providing customs brokerage services, how and where are the associated revenues booked?

    Fees for customs brokerage services are billed after the customs entry has been completed at the office performing the particular service. The revenue is booked by raising an invoice to the particular customer paying for the customs brokerage service.

9.  On a relative basis, which five trade lanes are currently the tightest on an air/ocean capacity basis? Which five are the loosest?

    No lanes are particularly tight at this point in time (mid-April 2001). Business has certainly been brisk with ocean lanes from the Far East perhaps being the "tightest" on a relative scale. This is generally the wrong time of year to be concerned about tight lanes.

    We don't really label our lanes this way. At an operating office level, if everything ships, it is a good thing whether the lane is loose or tight. If the stuff on hand is not all moving, you don't have time to worry about it.

10. How would you characterize your ability to grow market share in the current environment of slowing demand and volumes?

    We have always focused on being able to grow market share and in that sense, we do not believe that our ability to grow market share is any different in this environment than in any other. This answer is true whether or not we agreed with the assumptions in your question.

    While we eschew the use of the "R" word, we believe that even in slower markets, market share gains are possible. You just have to take a little more from the other guys. We have never quantified the percentage of our growth that comes from existing customers in comparison with the growth which comes from new customers. Obtaining growth is hard work, either way.

11. In which regions/market sectors have you been most successful in garnering additional market share?

    We've been successful in individual lanes on the Far East to the U.S. and have been generally successful on exports from the U.S. to Europe, the Middle East and Asia.

    We've been particularly pleased with the recent increase in our Far East to Europe business, given that a focus on this lane segment began in earnest over the past year or so. Go figure.

12. Which product/service offerings are you focused on developing to a greater extent?

    We are committed to develop all of our service offerings to a greater extent. Doing anything to a lesser extent goes against the grain. We continue to focus on technology in order to obtain additional productivity and to further differentiate our services.

13. What are the key metrics that you focus on to give you a sense of current trends in your business? How frequently are these metrics evaluated?

    "Metrics" is a much used and often abused word these days. Not too long ago, a now departed CEO for one of the other guys went to great pains to publicly announce a project to study Expeditors' metrics. This was done with the stated goal of learning the metrics and then beating us at our own game. We never understood how anybody could out "us" us. It must not have worked because that management team is gone and the entire company surrendered shortly thereafter.

    We don't rely on "metrics" to give us a sense of current trends. The logistics industry is extremely fast paced and we believe that by the time a trend can be identified from a metric, the whole thing has already become useless. There is probably nothing more useless than a metric that identifies a trend that you have little, if any, ability to profitably address.

    We determine what we must do to keep pace through constant dialogue with our customers and our vendors. Since we don't think we have the answers, maybe we are better listeners. By constantly striving to meet evolving customer needs, within the framework of our culture and the products and services we offer, we enhance our own ability to execute and adapt. This, plus a fair profit, are qualities which we value more than metric-driven trend identification.

14. Are shippers increasingly hesitant to pay fuel surcharges? If so, how does this impact you and what steps can you take to mitigate any negative impacts?

    It is almost axiomatic that no one likes to pay a higher price for anything that they had been enjoying at a lower price. Market economics, guided no doubt by an invisible hand on a random walk,

dictate price. Individuals and entities make consumption choices based on these changes in price. Or have we got it backwards? Which is to say that the choices people make in their consumption cause suppliers to adjust prices in response to changing circumstances.

    Whichever way it goes, fuel surcharges are likely not an exception. The fortunate thing from our perspective is that mysterious market forces establish the market price and it is probably not necessary to employ a bunch of staff economists to know what is happening. This is fortunate because we don't have any known economists working here at Expeditors.

    Airlines institute fuel surcharges whenever there are short-term increases in the price of fuel. We pass on fuel surcharges as they are instituted. We have to pass along these surcharges because we work on margins that would not let us economically absorb supplier fuel surcharges for any significant length of time. Customers hate fuel surcharges, but they also have personal experience buying petroleum products and thus have probably been smacked by the invisible hand before we can get to them.

    The next time the local gas station raises its gas prices, how successful would any of us be in telling the owner that we will not accept this fuel surcharge? Not very. The owner would likely ask that the vehicle move out of the way so that customers who want gas can get some at the higher market price.

    Customers refusing to pay the fuel surcharge jeopardize their flow of goods because any forwarder will naturally allocate space first to the customers that accept the market price. Customers are calmed when they understand that Expeditors doesn't make more money on the fuel surcharge. We know they understand that we have nothing to do with the market price of petroleum products.

15. First off, I just read your "snappy answers to stupid questions" section. I love your forthrightness, a refreshing change from all that "ramping up, CRM, metrics" nonsense. My question is do you broadcast your conference calls on the website? When can someone listen in?

    Your first sentence is inconsistent with your question. If you had actually bothered to read what we have written, you would know that we already answered this question. You would also know that we don't do conference calls. We have laughed too hard at the oral efforts of others to ever believe that we could top them at that game.

16. With the economy slowing it is reasonable to expect that your salary and related expenses will continue to decline as a percentage of net revenue in 2001 as they have since 3Q99?

    This was one of several areas of our 2000 operating performance that we were pleased to be able to report. We would like to maintain the existing levels, although it is possible that we could see more leverage in this area during 2001 as a result of changes in the labor market and increases in productivity.

17. What percentage of net revenue and profits was your ECMS (Expeditors' Cargo Management Systems) business in 2000? Is the ECMS business growing faster than your overall business?

    The ECMS business, as a part of ocean freight, is below the 10% threshold established by the SEC for separate disclosure and accordingly, we have not disclosed this number separately. In 2000, ECMS grew more slowly than our NVOCC business, although only slightly more slowly. In 2001, it appears to be growing slightly faster, although, only slightly faster. Trust this answer was helpful.

18. What is the current breakdown between FCL and LCL volume and what is the trend, and implications for Expeditors' profits?

    Less than container load ("LCL") freight is our largest ocean product. An actual percentage is difficult for us to clearly quantify because we do a fair amount of business that is essentially FCL business, however it goes through our offices as if it were an LCL shipment. There are many instances where lower-volume shippers will tender full containers (the "F" and "C" part of FCL) to Expeditors. We issue an ocean bill of lading under our NVOCC tariff showing Expeditors as the carrier and use our own contract rates to actually purchase space from a direct carrier. We call this "full-box consolidation" internally. In general, it is less profitable than moving LCL freight, but the greater volumes of cargo that can be controlled makes this service offering a very attractive part of the ocean mix.

    There is nothing different in the current trend than what we've historically seen.

19. What type of percentage price increases are ocean carriers talking about for peak season 2001, and what was the approximate percentage increase last year?

    We cannot answer this question. The terms of the agreements we have with carriers have confidentiality clauses. Accordingly, we cannot disclose pricing terms found in these agreements. But this is really just a convenient excuse. If we were allowed to disclose our pricing, we probably would elect not to answer this kind of a question as this is the sort of information that we would not want the competition to have.

20. In your response to a January 2001 question regarding the Vastera/Ford joint venture, Expeditors commented that "our contractual relationship for customs services with Ford has not changed as a result of the recent FORD/VASTERA transaction". Is this statement still true today and are you doing customs services with Ford? If not how much revenue did your Ford relationship account for in 2000?

    As of today, we are still doing customs business directly with Ford. What has changed is that as of today we are doing this on a "month to month" basis while at the time we answered the question we were working under a two year agreement that had a January 31, 2001 expiration date.

    Let us leave the text of the question for a moment to make a more general observation: we do not undertake any obligation to update the information that we disclose in this forum. It is hard enough to get the information out in the first place. We try to put time stamps into the questions and answers to signal to the reader that the information may be dated. Repeating the question seems to us to be the proper way to test the ongoing validity of any prior disclosures.

    Let us return to your question with the caveat that this question absolutely deals with an area of our business that is in a state of high flux at the moment. What we write here today, may very well be out of date tomorrow.

    We made our proposal for new pricing in November 2000 to Vastera because they had the management responsibility for the Ford brokerage relationship despite the fact that everyone understood and agreed that any contract would be between Expeditors and Ford. In December we had a meeting in Seattle with senior executives from Vastera who stated that they were not as yet in a position to respond to our proposal. They said they would need another 6-8 weeks to get back to us. When the January 31st deadline passed without any response from Vastera, Expeditors informed Ford that we would go forward on a "month to month" basis while we waited for the response.

    On February 5, 2001 Vastera presented to Expeditors four single sided sheets containing their "vision" for the future. The vision involved the phased transition of Expeditors people and systems to Vastera over a timetable that covered the coming two years. Some functions were scheduled to transition as early as March 1, 2001. Expeditors then held meetings with all of our effected Dearborn,

Michigan employees to create a joint response to this vision. The results of this effort were presented to Ford and Vastera on February 19, 2001. This response included a request for a three year brokerage agreement and stated that we would not continue in the "month to month" mode for an indefinite period of time.

    What happened next is really the subject of an ongoing lawsuit between Vastera and Expeditors. We filed this suit in federal court in Michigan and we assume that some sort of defense will be forthcoming shortly. Anything more we would say at this point would be self-serving, totally true, but open to criticism as being one-sided all the same. Our final comment in this regard is that Ford is not a party in this lawsuit.

    Lawsuits aside, Ford and Expeditors continued to negotiate with each other even after Expeditors sent notice that we would cease to perform services as of midnight May 1, 2001 absent an extended agreement. Expeditors presented Ford with a "last and best" offer on April 12th and, to this point, we have not received a written response.

    We have gone to this length in our response because we are aware of the fact that there are numerous rumors in the boarder brokerage community and among investors. Let us dispatch with some of these:

Rumor No. 1—Ford fired Expeditors.

    Clearly, the ultimate choice of service providers belongs to Ford. With hindsight it is also clear that the only function slotted for Expeditors in the vision was that of "release agent." This is not really a valued added service (revenues are said to be well under $5.00 per transaction and yet the service must be offered on a 24/7 basis). We have never unbundled this service from the rest of our customs entry process and we probably never will. In our view this sort of effort is inconsistent with the professionalism and training that we believe customers expect from an Expeditors style operation. It also is "disintermediation" of the most unacceptable sort as it is a break even at best, no value add, commodity offering. We have a higher opinion of what we do.

Rumor No. 2—Expeditors had performed poorly on the Ford account.

    Our service performance for Ford is measured on a monthly basis by Vastera (yes this is the same outfit that is the defendant in our lawsuit). Without going into the details our report card looks great and we are hitting a standard that our successor and ultimately Vastera will be very, very hard pressed to match. Anybody who says otherwise will have a fight on their hands, remember we said "kicking and swinging" last January.

Rumor No. 3—Ford is a very profitable account for Expeditors.

    This is hard one to answer. Ford was profitable, but so is virtually everything we do. We don't do this stuff because we need the practice. As any vendor to big three knows, a company like Ford drives a hard bargain and expects to receive value from every vendor. We took the profitability of this account fully into consideration as we negotiated with Ford. We are prepared to go forward, no matter what happens. For those of you who read tea leaves, we will see no reason to comment on "consensus" no matter how the next few days play out.

Rumor No. 4—Ford was the key to Expeditors' growth.

    Contrary to current rumors, the Ford account was not "responsible" for our growth in the late 90's. It is a fact that the Ford brokerage business has grown very little over 4.5 years that we have had the privilege of handling it. It has not been a growth business and due to pricing demands and service expectations, the profitability has actually declined somewhat over the last two years.

Rumor No. 5—Vastera is able to provide the services currently provided to Ford by Expeditors.

    While we certainly believe that Vastera has long term plans to provide the sort of value added brokerage services that Expeditors supplies today, it is a fact that Vastera will have to hire several third parties in the event that Expeditors is not offered a mutually acceptable long term deal. Whether this software company can actually move into this line of business remains to be seen. What technology they have right now is hidden in vapor so thick that we have yet to see it.

21. You commented lasted month on gross revenue trends for January and February. Will you comment on gross and net revenue trends for January-March period? If not would you comment on March's business relative to January and February?

    We also said last month that we would not make this kind of disclosure a part of our monthly 8-K filing, and accordingly we won't. March was certainly a good month for us and from a year over year comparison basis, was in line with what our expectations are for a March. We should also clarify that we probably had higher expectations than "they" do or did.

22. Are you seeing any major changes in year over year shipments in March either outbound or inbound from the United States and Asia?

    We're certain the answer to your question is yes, but major changes compared to what? Our job in this monthly exercise is to provide the answers; your responsibility is to ask the clear question. If you ask a question that we want to answer, we will edit it into something workable. When our editing creates a question we don't like, we will take the easy way out.

    This one is as easy to avoid as the question: "Is it further to Chicago than by bus?"

23. One analyst on Wall Street has severely cut his estimates on Expeditors relative to the First Call consensus estimates. Are your expectations also for 10% lower year over year EPS in the second half of 2001?

    We don't comment on individual analyst's estimates and we don't comment on projections, ours or his. We are aware of what the year over year First Call consensus is and, at this stage, have seen no reason to comment. We can say that we do not understand the "10% lower year over year" part of your question so our general policy is serving us very well in this instance.

    It is not easy making projections and so we don't.

    Analysts are analysts and they have to have an opinion. The individual you have singled out is certainly entitled to his. Only by looking at the long-term track record can an investor judge the skill of the analyst. We took the high road on this question, it was hard, but we did it. It would have been very easy for us to have gone the other way. That is probably why you asked.

24. Are you seeing any softness in the Asian economies?

    Some of the countries could be labeled "softer" and some would qualify for a "stronger" moniker. Fortunately, as of now our "softer" markets are also our "smaller" markets. Our bigger markets are still growing and so we remain optimistic. On average and as of the middle of April 2001, our part of the Asian economy seems to be fine.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
April 16, 2001	/s/ PETER J. ROSE Peter J. Rose, Chairman and Chief Executive Officer
April 16, 2001	/s/ R. JORDAN GATES R. Jordan Gates, Executive Vice President- Chief Financial Officer and Treasurer

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SELECTED INQUIRES RECEIVED THROUGH APRIL 15, 2001
SIGNATURES